1 March 13, 2026 Via Email Ramzi Ammari Email: rammari@uei.com Dear Ramzi, By execution of this letter agreement, you and Universal Electronics Inc. (“UEI”) affirm and agree that you will retire and voluntarily resign from UEI effective as of May 29, 2026. This agreement acknowledges a mutual understanding that UEI desires, and that you prefer, to remain an employee of UEI until May 29, 2026. In connection with such retirement and resignation, you shall not be entitled to any retirement or severance benefits, or any other UEI benefits, beyond such date, other than benefits generally applicable to all UEI U.S. employees following separation of employment, provided that you shall be entitled to retain your UEI-issued laptop, which shall be wiped of UEI systems and information by UEI’s IT department. This letter agreement shall have no effect on that certain Salary Continuation Agreement entered into by you and UEI on November 1, 1999. Notwithstanding the foregoing, your employment with UEI remains at-will, and is terminable at the option of the employee or the employer at any time, with or without cause or advance notice, provided that in the event that UEI terminates your employment without cause prior to May 29, 2026, you and UEI agree that you shall receive severance payments in an aggregate amount equal to the base salary compensation that you would have received for the period beginning on the effective date of termination and ending on May 29, 2026, with receipt of such severance payments expressly conditioned upon your execution, delivery and non-revocation of UEI’s standard form of separation agreement and release. Thank you for your contributions to UEI. If you are in agreement, please acknowledge by signing below. Best regards, Acknowledged and Agreed: { _1} Richard Carnifax Ramzi Ammari Interim CEO